Exhibit 99.1

PRESS RELEASE

Matthews International Corporation
Corporate Office
Two NorthShore Center
Pittsburgh, PA 15212-5851
Phone: (412) 442-8200
Fax: (412) 442-8290

Release date: April 27, 2017	Contact:	Steven F. Nicola
Chief Financial Officer and Secretary

MATTHEWS INTERNATIONAL REPORTS EARNINGS FOR FISCAL 2017 SECOND QUARTER

•	GAAP EARNINGS PER SHARE OF $0.46, COMPARED TO $0.43 LAST YEAR

•	NON-GAAP EARNINGS PER SHARE OF $0.84, COMPARED TO $0.75 LAST YEAR

•	HIGHER SALES REPORTED IN ALL OF THE COMPANY’S SEGMENTS

•	INTEGRATIONS OF SGK AND AURORA REMAIN ON TRACK

PITTSBURGH, PA, APRIL 27, 2017 - Matthews International Corporation (NASDAQ GSM: MATW) today announced financial results for the quarter and six months ended March 31, 2017.

Net income attributable to the Company for the quarter ended March 31, 2017 was $14.9 million, or $0.46 per share, compared to $14.4 million, or $0.43 per share, for the second fiscal quarter last year. On a non-GAAP adjusted basis, earnings for the fiscal 2017 second quarter were $0.84 per share (a reconciliation of non-GAAP financial information is provided in the table below), compared to $0.75 per share a year ago, representing an increase of 12.0%. The increase primarily resulted from higher sales of Memorialization products, the impact of recent acquisitions, and the benefit of cost reductions (including the realization of synergies related to acquisitions).

The Company’s consolidated sales for the quarter ended March 31, 2017 were $380.9 million, compared to $367.2 million a year ago, representing an increase of $13.7 million. The improvement reflected an increase in sales of Memorialization products (cemetery memorials, caskets and cremation equipment), higher sales of marking products for the Industrial Technologies segment and the benefit of recent acquisitions. In addition, SGK Brand Solutions sales in the U.K. and Asia Pacific markets were higher for the recent quarter. Changes in foreign currency exchange rates had an unfavorable impact of $5.6 million on the Company’s current quarter consolidated sales compared to a year ago.

Non-GAAP adjustments for the current quarter primarily included costs in connection with the integrations of Aurora Casket Company (“Aurora”) and Schawk, Inc. (“SGK”), including systems-integration costs. Non-GAAP adjustments for the current period also reflected costs in connection with recent acquisitions and step-up expense (primarily inventory) as a result of the acquisition of A+E Ungricht GmbH & Co. KG (“Ungricht”). Non-GAAP adjustments a year ago primarily included Aurora and SGK integration costs.

Exhibit 99.1

Matthews International Corporation	2 of 6	April 27, 2017

Net income attributable to the Company for the six months ended March 31, 2017 was $24.0 million, or $0.74 per share, compared to $19.0 million, or $0.57 per share, a year ago. On a non-GAAP adjusted basis, earnings for the first six months of fiscal 2017 were $1.45 per share, compared to $1.35 per share last year. The increases primarily reflected the higher sales of cemetery memorial products, the impact of recent acquisitions, and the benefit of cost reductions (including the realization of synergies related to acquisitions).

The Company’s consolidated sales for the six months ended March 31, 2017 were $729.9 million, compared to $721.4 million a year ago. The growth in consolidated sales for the current year-to-date period resulted primarily from an increase in sales of cemetery memorial products, higher sales in the U.K. and Asia Pacific brand markets, an increase in merchandising sales, and the benefit of recent acquisitions. Changes in foreign currency exchange rates had an unfavorable impact of $10.8 million on the Company’s current year-to-date consolidated sales compared to a year ago.

Non-GAAP adjustments for the current year-to-date period primarily included costs in connection with the integrations of Aurora and Schawk, including systems-integration costs. Non-GAAP adjustments for the current period also reflected costs in connection with recent acquisitions and step-up expense (primarily inventory) as a result of the acquisition of Ungricht. Non-GAAP adjustments a year ago primarily included Aurora and SGK integration costs.

The SGK Brand Solutions segment reported sales of $190.1 million for the quarter ended March 31, 2017, compared to $184.4 million a year ago, representing an increase of $5.7 million. The increase primarily resulted from higher sales in the segment’s U.K. and Asia Pacific brand markets and the impact of recent acquisitions. In addition, merchandising sales were higher for the current quarter compared to last year. These increases were partially offset by lower sales in North America and Europe primarily due to continued slow brand market conditions. Changes in foreign currency exchange rates had an unfavorable impact of $5.1 million on the segment’s current quarter sales compared to a year ago.

Sales for the Memorialization segment for the fiscal 2017 second quarter were $162.1 million, compared to $157.4 million for the same quarter a year ago, representing an increase of $4.7 million. The increase reflected higher sales of cemetery memorial products, caskets and cremation equipment compared to the same quarter last year.

The Industrial Technologies segment reported sales of $28.7 million for the quarter ended March 31, 2017, compared to $25.4 million for the same quarter last year. The increase primarily resulted from higher sales of marking products and the impact of recent acquisitions.

In discussing the Company’s results for the quarter, Joseph C. Bartolacci, President and Chief Executive Officer, stated:

Exhibit 99.1

Matthews International Corporation	3 of 6	April 27, 2017

“We were very pleased with our results for the fiscal 2017 second quarter. All of our business segments reported sales growth over the same quarter last year and we continue to realize cost savings from acquisition synergies and other cost reduction initiatives.

“The SGK Brand Solutions segment reported higher sales than a year ago on continued strength in its U.K. and Asia Pacific markets. In addition, merchandising solutions sales improved. These gains, together with the impact of recent acquisitions, more than offset continued sluggish brand market conditions in North America as companies plan and develop their strategies for compliance with the Food Labeling Modernization Act.

“Each of our Memorialization businesses reported sales growth for the quarter. Unit volumes were higher for cemetery memorial products and caskets. In addition, sales of cremation equipment increased for the 2017 second quarter compared to last year.

“The Industrial Technologies segment also reported higher sales for the current quarter, primarily reflecting an increase in sales of marking products and the impact of recent acquisitions. However, the operating margins for this segment were challenged in the current quarter due to a delay in a significant fulfillment project and lower margins on the fulfillment projects reported during the quarter. In addition, costs in connection with the segment’s new product development efforts were higher in the second quarter, compared to a year ago.”

Mr. Bartolacci further stated: “The acquisition integrations and related ERP implementations are progressing well and we continue to be on track to achieve our long-term synergy objectives. With respect to the current fiscal year, based on our operating results to date and projections for the balance of the fiscal year, we remain confident toward achieving our targeted operating objectives.”

* * * * *

Matthews International Corporation is a global provider of brand solutions, memorialization products and industrial automation solutions. The SGK Brand Solutions segment is a leader in the delivery of brand development, activation and deployment services that help build our clients’ brands and consumers’ desire for them.  The Memorialization segment is a leading provider of memorialization products, including memorials, caskets and cremation equipment, primarily to cemetery and funeral home customers that help families move from grief to remembrance. The Industrial Technologies segment designs, manufactures and distributes marking, coding and industrial automation technologies and solutions. We have approximately 11,000 employees in more than 25 countries on six continents that are committed to delivering the highest quality products and services.

Exhibit 99.1

Matthews International Corporation	4 of 6	April 27, 2017

Any forward-looking statements contained in this release are included pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks and uncertainties that may cause the Company’s actual results in future periods to be materially different from management’s expectations. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove correct. Factors that could cause the Company’s results to differ materially from the results discussed in such forward-looking statements principally include changes in economic conditions, competitive environment, death rate, foreign currency exchange rates, and technological factors beyond the Company’s control, and other factors described in the Company’s Annual Report on Form 10-K and other periodic filings with the U.S. Securities and Exchange Commission.

MATTHEWS INTERNATIONAL CORPORATION AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited) (In thousands, except share data)
	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Sales	$380,916	$367,176	$729,914	$721,408
Cost of sales	(242,494)	(229,416)	(464,225)	(457,081)
Gross profit	138,422	137,760	265,689	264,327
Selling and administrative expenses	(111,594)	(111,325)	(219,798)	(225,854)
Operating profit	26,828	26,435	45,891	38,473
Other income (deductions), net	(5,987)	(6,006)	(12,353)	(12,019)
Income before income taxes	20,841	20,429	33,538	26,454
Income taxes	(5,973)	(6,163)	(9,696)	(7,685)
Net Income	14,868	14,266	23,842	18,769
Non-Controlling Interests	52	91	166	202
Net Income attributable to Matthews	$14,920	$14,357	$24,008	$18,971
Earnings per Share - Diluted	$0.46	$0.43	$0.74	$0.57
Earnings per Share - non-GAAP (1)	$0.84	$0.75	$1.45	$1.35

(1)	See the reconciliation of non-GAAP financial information provided in the table below

Exhibit 99.1

Matthews International Corporation	5 of 6	April 27, 2017

The Company uses non-GAAP financial measures to assist in comparing its performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s core operations including acquisition-related items, adjustments related to intangible assets, litigation items, and strategic initiative and other charges, which includes non-recurring charges related to operational initiatives and exit activities. Management believes that presenting non-GAAP financial  measures (such as Adjusted EPS, EBITDA and Adjusted EBITDA) is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items, (ii) permits investors to view performance using the same tools that management uses to budget, forecast, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provided herein, provides investors with an additional understanding of the factors and trends affecting the Company’s business that could not be obtained absent these disclosures. These non-GAAP financial measures are supplemental to the Company’s GAAP disclosures and should not be considered an alternative to the GAAP financial information.

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION EARNINGS PER SHARE (Unaudited)
	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Earnings per share, as reported	$0.46	$0.43	$0.74	$0.57
Acquisition-related items	0.21	0.17	0.40	0.47
Strategic initiatives and other charges	—	—	—	—
Pension and postretirement expense (1)	0.05	0.04	0.09	0.09
Intangible amortization expense	0.12	0.11	0.22	0.22
Earnings per share, as adjusted	$0.84	$0.75	$1.45	$1.35

(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans. On September 30, 2016, the Company changed the method used to estimate the service and interest components of net periodic benefit costs for its pension plans. The impact of this change was not material for the quarter or year-to-date periods.

Exhibit 99.1

Matthews International Corporation	6 of 6	April 27, 2017

RECONCILIATION OF NON-GAAP FINANCIAL INFORMATION EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION (“EBITDA”) (Unaudited) (In thousands)
	Three Months Ended March 31,		Six Months Ended March 31,
	2017	2016	2017	2016
Net income attributable to Matthews	$14,920	$14,357	$24,008	$18,971
Interest expense	6,614	6,049	12,762	11,889
Income taxes	5,973	6,163	9,696	7,685
Depreciation and amortization	17,135	16,414	32,294	32,158
EBITDA	$44,642	$42,983	$78,760	$70,703
Acquisition-related items	8,574	8,247	16,800	22,758
Strategic initiatives and other charges	—	55	—	198
Stock-based compensation	2,920	2,741	9,017	5,267
Pension and postretirement expense (1)	2,194	2,076	4,388	4,152
Adjusted EBITDA	$58,330	$56,102	$108,965	$103,078

(1)
The non-GAAP adjustment to pension and postretirement expense represents the add-back of the non-service related components of these costs. Non-service related components include interest cost, expected return on plan assets and amortization of actuarial gains and losses. The service cost and prior service cost components of pension and postretirement expense are considered to be a better reflection of the ongoing service-related costs of providing these benefits. The other components of GAAP pension and postretirement expense are primarily influenced by general market conditions impacting investment returns and interest (discount) rates. Please note that GAAP pension and postretirement expense or the adjustment above are not necessarily indicative of the current or future cash flow requirements related to these employee benefit plans. On September 30, 2016, the Company changed the method used to estimate the service and interest components of net periodic benefit costs for its pension plans. The impact of this change was not material for the quarter or year-to-date periods.